Exhibit 99.1

T2 Biosystems Announces Preliminary Third Quarter 2022 Financial Results and Updates 2022 Financial Outlook

LEXINGTON, Mass., October 12, 2022 (GLOBE NEWSWIRE)—T2 Biosystems, Inc. (NASDAQ:TTOO) (the “Company”), a leader in the rapid detection of sepsis-causing pathogens and antibiotic resistance genes, today announced preliminary unaudited financial results for the third quarter ended September 30, 2022.

Recent Highlights (unaudited)

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Achieved estimated third quarter total revenue of approximately $3.7 million, including estimated product revenue of approximately $2.6 million, representing decreases of 50% and 40% respectively, compared to the prior year period, driven by lower sales of COVID-19 tests and reduced BARDA revenue offset by increased sepsis test sales.

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Achieved estimated sepsis and related revenue (non-COVID product revenue) of approximately $2.3 million, representing a record number for a single quarter and an increase of 24% compared to the prior year period.

•	Executed contracts for 11 T2Dx® Instruments during the third quarter, including 3 in the U.S. and 8 outside the U.S., compared to 8 total instruments in the prior year period.

•	Sold a second T2Dx Instrument to one of the leading U.S. laboratory service providers in October, to be deployed for sepsis testing in one of the provider’s managed-hospital laboratories.

•	Received Breakthrough Device Designation from the U.S. Food and Drug Administration for the T2Lyme™ Panel and submitted for development funding through the Lyme Innovation Accelerator (LymeX).

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Completed all milestones for Option 2B of the multiple-year product development contract with BARDA, including milestones advancing the U.S. clinical trials for the T2Resistance® Panel and the T2Biothreat™ Panel, and advancing the development of the next-generation instrument and the comprehensive sepsis panel.

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Received Option 3 of the contract with BARDA, valued at $3.7 million, to finalize U.S. clinical trials and complete FDA submission for the T2Biothreat™ Panel and the T2Resistance® Panel, which we plan to submit to the FDA in the fourth quarter of 2022 and early 2023, respectively.

•	Expanded commercialization into the Baltic region, including Lithuania, Latvia, and Estonia, by entering into a distribution agreement.

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Cash, cash equivalents, marketable securities, and restricted cash totaled $21.5 million as of September 30, 2022. Third quarter cash used in operations totaled $12.1 million, cash used to purchase other working capital and equipment was $3.6 million, and cash provided by ATM proceeds was $22.9 million.

“Our third quarter results demonstrate continued market penetration with our sepsis products, driven by global adoption of our T2Dx Instrument and increased sales of our sepsis test panels, including 12% growth from the prior year period and 26% growth from the second quarter of 2022. We have updated our 2022 financial outlook to reflect a moderated but continued growth in sepsis and related product sales, and reductions in BARDA revenue and COVID-19 sales. While the conversion of COVID-driven instruments to sepsis testing has been slower than expected, this continues to represent a meaningful growth opportunity and is an area of focus for our U.S. sales team,” stated John Sperzel, Chairman and CEO of T2 Biosystems. “Our new product pipeline includes several near-term potential growth drivers that we believe offer highly-differentiated value to customers, including the T2Biothreat Panel, the T2Resistance Panel, and the T2Lyme Panel. We are excited about the future and believe we can drive sustainable growth by providing clinicians with products that enable faster, targeted therapy.“

Updated 2022 Financial Outlook

The Company now expects full year 2022 total revenue of $22.0 to $23.0 million, including product revenue of $11.5 to $12.0 million and research contribution revenue of $10.5 to $11.0 million. The Company now expects to close 50 to 55 T2Dx Instrument contracts in 2022.

About T2 Biosystems

T2 Biosystems, a leader in the rapid detection of sepsis-causing pathogens and antibiotic resistance genes, is dedicated to improving patient care and reducing the cost of care by helping clinicians effectively treat patients faster than ever before. T2 Biosystems’ products include the T2Dx® Instrument, the T2Bacteria® Panel, the T2Candida® Panel, the T2Resistance® Panel, and the T2SARS-CoV-2™ Panel and are powered by the proprietary T2 Magnetic Resonance (T2MR®) technology. T2 Biosystems has an active pipeline of future products, including the T2Biothreat™ Panel, the T2Cauris™ Panel, and T2Lyme™ Panel, as well as next-generation products for the detection of bacterial and fungal pathogens and associated antimicrobial resistance markers.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements contained in this press release that do not relate to matters of historical fact should be considered forward-looking statements, including, without limitation, statements regarding our revenue results and cash balance, financial outlook, instrument contracts, timing of filing of an FDA submission, anticipated strategic priorities, product demand, commitments or opportunities, and growth expectations or targets, as well as statements that include the words “expect,”    “may,” “should,” “anticipate,” and similar statements of a future or forward looking nature. These forward-looking statements are based on management’s current expectations. These statements are neither promises nor guarantees, but involve known and unknown risks, uncertainties and other important factors that may cause actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements, including, but not limited to, (i) any inability to (a) realize anticipated benefits from commitments, contracts or products; (b) successfully execute strategic priorities; (c) bring products to market; (d) expand product usage or adoption; (e) obtain customer testimonials; (f) accurately predict growth assumptions; (g) realize anticipated revenues; (h) incur expected levels of operating expenses; or (i) increase the number of high-risk patients at customer facilities; (ii) failure of early data to predict eventual outcomes; (iii) failure to make or obtain anticipated FDA filings or clearances within expected time frames or at all; or (iv) the factors discussed under Item 1A. “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2021, filed with the U.S. Securities and Exchange Commission, or SEC, on March 23, 2022, and other filings the Company makes with the SEC from time to time, including our Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. These and other important factors could cause actual results to differ materially from those indicated by the forward-looking statements made in this press release. Any such forward-looking statements represent management’s estimates as of the date of this press release. While the Company may elect to update such forward-looking statements at some point in the future, unless required by law, it disclaims any obligation to do so, even if subsequent events cause its views to change. Thus, no one should assume that the Company’s silence over time means that actual events are bearing out as expressed or implied in such forward-looking statements. These forward-looking statements should not be relied upon as representing the Company’s views as of any date subsequent to the date of this press release.

Investor Contact:

Philip Trip Taylor, Gilmartin Group

ir@T2Biosystems.com

415-937-5406